Exhibit 35.1

March 15, 2011

Deutsche Bank Trust Company Americas	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Michelle H.Y. Voon	Attn: John Ask / Kristine Gullo
100 Plaza One 6th Floor	100 White Clay Center, Suite 102
Jersey City, NY 07311	Newark, DE 19711

Copy To:

The Bank of New York Mellon Trust Company, N.A.	Ally Auto Assets, LLC
Attn: John Ask	Ally Financial Inc.
2 North LaSalle Street, Suite 1020	200 Renaissance Center
Chicago, IL 60602	12th Floor, MC 482-B12-C24
Detroit, MI

Re:	Ally Auto Receivables Trust 2010-2 (the “Issuer”)
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Trust Sale and Servicing Agreement (the “Trust Sale and Servicing Agreement”) dated as of June 25, 2010 between Ally Financial Inc., as Servicer and Custodian (the “Servicer”), Ally Auto Assets LLC, as Depositor, and Ally Auto Receivables Trust 2010-2, as Issuing Entity.

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of June 25, 2010 through December 31, 2010, and of its performance under the Trust Sale and Servicing Agreement has been under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Trust Sale and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller and Chief Accounting Officer
Ally Financial Inc.